Exhibit 99.1

DOVER COMPLETES SPIN OFF OF KNOWLES CORPORATION

Downers Grove, Illinois, February 28, 2014 — Dover Corporation (“Dover”; NYSE: DOV) announced today that it has successfully completed the separation of Knowles Corporation (“Knowles”) from Dover through a distribution of all of the common stock of Knowles held by Dover to Dover shareholders. Under the terms of the distribution, after the close of trading on the New York Stock Exchange today, Dover shareholders were distributed one share of Knowles common stock for every two shares of Dover common stock they held as of the close of business on February 19, 2014, the record date. Dover did not issue fractional shares of Knowles’ common stock in the distribution. Fractional shares that Dover shareholders would otherwise have been entitled to receive were aggregated and are for sale in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to those shareholders who would otherwise have been entitled to receive fractional shares.

As of today, Knowles is an independent public company and, on March 3, 2014, Knowles will begin “regular-way” trading on the New York Stock Exchange under the symbol “KN.”

About Dover:

Dover is a diversified global manufacturer with annual revenues of approximately $8 billion. For over 50 years, Dover has been delivering outstanding products and services that reflect its market leadership and commitment to operational and technical excellence. Dover’s entrepreneurial business model encourages, promotes and fosters deep customer engagement which has led to Dover’s well-established and valued reputation for providing superior customer service and industry-leading product innovation. Dover focuses on delivering innovative equipment and components, specialty systems and support services to its global industrial end-markets. Headquartered in Downers Grove, Illinois, Dover is traded on the New York Stock Exchange under “DOV.” Additional information is available on our website at www.dovercorporation.com.

CONTACTS:

Investors:

Paul Goldberg

Vice President - Investor Relations

(212) 922-1640

Media:

Adrian Sakowicz

Director of Communications

(630) 743-5039